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           CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                      OF
                              SAFLINK CORPORATION

     SAFLINK Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("SAFLINK"), DOES HEREBY CERTIFY:

     FIRST: That the board of directors of SAFLINK has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to SAFLINK's Certificate of Incorporation and declaring said amendment to be advisable.

     SECOND: That the stockholders of SAFLINK have duly approved said amendment by the required vote of such stockholders, adopted at an annual meeting of stockholders of SAFLINK, duly called and held in accordance with the requirements of Section 222 of the General Corporation Law of the State of Delaware, by the affirmative vote of a majority of the shares of the issued and outstanding common stock entitled to vote thereon in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: That, effective November 19, 2001 (the "Effective Date"), all issued and outstanding shares of common stock ("Existing Common Stock") shall be and hereby are automatically combined and reclassified as follows: every seven (7) shares of Existing Common Stock shall be combined and reclassified (the "Reverse Split") as one (1) share of issued and outstanding common stock ("New Common Stock"), provided that there shall be no fractional shares of New Common Stock. In the case of any holder of fewer than seven (7) shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by seven (7), does not result in a whole number (a "Fractional Share Holder"), the fractional share interest of New Common Stock held by such Fractional Share Holder as a result of the Reverse Split shall be canceled and such Fractional Share Holder shall instead be entitled to receive one (1) whole share of New Common Stock on the Effective Date.

     SAFLINK shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby canceled and shall represent only the right of the holders thereof to receive New Common Stock.

     From and after the Effective Date, the term "New Common Stock" as used herein shall mean common stock as provided in the Certificate of Incorporation, as amended.
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     IN WITNESS WHEREOF, SAFLINK has caused this Certificate of Amendment to be signed by its Interim President this 19th day of November, 2001.






                                         SAFLINK CORPORATION


                                         By: /s/ Glenn L. Argenbright
                                            -----------------------------
                                         Glenn L. Argenbright, Interim President